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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
TurboSonic Technologies, Inc.:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related prospectus of TurboSonic Technologies, Inc. for the registration of 900,000 shares of its common stock and to the incorporation by reference therein of our report dated August 31, 2000 (except for Note 20, which is as of February 16, 2001), with respect to the consolidated financial statements, as amended, of TurboSonic Technologies, Inc. included in its Annual Report (Form 10-KSB/A) for the year ended June 30, 2000 filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
March 16, 2001
Kitchener, Ontario, Canada.